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Exhibit 5.4

CONSENT OF KIM LAU BSC. P.GEO.

April 20, 2005

I, Kim Lau BSc. Geo., hereby consent to the incorporation by reference into the Registration Statement on Form F-10 filed by HudBay Minerals Inc. ("HudBay"), HudBay Mining and Smelting Co., Limited and Hudson Bay Exploration and Development Company Limited, as such may thereafter be amended or supplemented, and in the prospectus contained therein, of references to me in HudBay's Annual Information Form for the year ended December 31, 2004 under the heading "HBMS Mines — Mineral Reserves and Inferred Mineral Resources". I also consent to the reference to me under the heading "Experts" in such Registration Statement.

Kim Lau BSc. Geo.
/s/ Kim Lau BSc. Geo.

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Exhibit 5.4
CONSENT OF KIM LAU BSC. P.GEO.